EXHIBIT 10.1

This Grant Document sets forth the terms and conditions of your year-end grant of stock-based compensation under the Merrill Lynch & Co., Inc. (“ML&Co.”) Long-Term Incentive Compensation Plan (the “Plan”).

1. The Plan.

This grant is made under the Plan, the terms of which are incorporated into this Grant Document. Capitalized terms used in this Grant Document that are not defined, shall have the meanings as used or defined in the Plan. References in this Grant Document to any specific Plan provision shall not be construed as limiting that provision or the applicability of any other Plan provision.

2. Grant Conditions.

By accepting this grant, you acknowledge that you understand that the grant is subject to all of the terms and conditions contained in the Plan and in this Grant Document and that you consent to all grant conditions, including without limitation, the conditions set forth in paragraphs 3, 4 and 6.

RESTRICTED SHARES

(a)	General. A Restricted Share is a share of ML&Co. Common Stock that is beneficially owned by you but held by ML&Co. on your behalf until the end of the Vesting Period described below. Your Restricted Shares have voting rights and pay quarterly dividends.

(b)	Vesting Period. Except as described in paragraph 3, Restricted Shares will be forfeited if you terminate employment or otherwise violate any of the terms and conditions of your grant during the four-year Vesting Period ending on the date specified in your grant as the Vesting Date. Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered during the Vesting Period. Thereafter, Restricted Shares will be distributed to you, subject to reduction in the number of shares to be delivered necessary to satisfy applicable tax withholding requirements.

(c)	Termination of Your Rights to Restricted Shares under Certain Circumstances. Unless the Committee otherwise determines, and except as provided in paragraph 3 hereof, (1) if your employment terminates for any reason other than Retirement or Disability or as a result of a Reduction in Force (as more fully described in paragraph 4) or (2) you violate any of the conditions outlined in paragraph 4 hereof, your right to the Restricted Shares that have not yet become vested prior to your date of termination or the date of the violation of the conditions outlined in paragraph 4 shall terminate and the Restricted Shares shall not be delivered to you.

(d)	Delivery — Merrill Lynch Account Designation.

(i)	As a participant in the Plan, you need to designate a Merrill Lynch account into which shares of ML&Co. Common Stock will be deposited when they are released to you. This account cannot be a Trust Account, Individual Retirement Account or other tax-deferred account. You may use a joint account if you are the primary owner of the account. Account designations can be made on the Payroll Self Service Web Site at http://hr.worldnet.ml.com/edf2. (From the HR Intranet homepage, click on Payroll Self Service.)
(ii)	Once your Restricted Shares have vested in accordance with the terms of this Grant Document, you will be entitled to have those shares delivered as soon as practicable (but in no case more than 30 days after the Vesting Date) to the Merrill Lynch account you have designated.

STOCK OPTIONS

(a)	General. Upon payment of the Exercise Price, and applicable federal, state, local or other tax withholding due on exercise, you will receive shares of ML&Co. Common Stock.

(b)	Exercisability. Stock Options become exercisable at a rate of 25% per year beginning on the first anniversary date of the award. Once exercisable, Stock Options remain exercisable until the expiration date of the award, provided that you comply with the covenants contained in paragraph 4 and remain employed by Merrill Lynch. Termination of Employment rules that govern whether or not you may continue to exercise your options after your employment has terminated are set forth under the heading Termination of Employment that follows.

(c)	Exercise Price. The Exercise Price of your Stock Options is the price at which you have the right to purchase a share of ML & Co. Common Stock. The Exercise Price is reflected on the Certificate of Grant.

Your option exercise choices are described on the Human Resources section of the Merrill Lynch WorldNet at http://hr.worldnet.ml.com:1180/WN/index/1,,3465,00.html

(d)	Termination of Your Rights to Exercise Stock Options under Certain Circumstances. Unless the Committee otherwise determines, and except as provided in paragraph 3 hereof, (1) if your employment terminates for any reason other than Retirement or Disability or as a result of a Reduction in Force (as more fully described in paragraph 3) or (2) you violate any of the conditions outlined in paragraph 4 hereof, your right to Stock Options that have not been exercised prior to your date of termination or the date of the violation of the conditions outlined in paragraph 4 shall terminate and the Stock Options shall be no longer exercisable and shall be cancelled.

(e)	Transferability. Stock Options may not be assigned, pledged or otherwise transferred in whole or in part except as noted below or, in the event of death, to a beneficiary designated on the Designation of Beneficiary Form. A beneficiary may include a charity or trust.

All or a portion of the Stock Options awarded to employees receiving a stock bonus of US$300,000 or more may be transferred at any time after the grant date to children and grandchildren and to trusts for their benefit. This feature offers estate and gift tax planning flexibility for U.S. taxpayers and may not be applicable to employees resident outside of the U.S. Please contact your tax or financial advisor for advice on transferring Stock Options. Please contact the Corporate Secretary’s Office for more details.

In the U.S., the Internal Revenue Service has indicated that the transfer of a stock option is not considered complete for U.S. gift tax purposes until it is no longer subject to forfeiture. You should consult with your tax or financial advisor for advice on any such gift.

3. Effect of Termination of Employment.

In general, if, prior to the end of the Vesting Period for your grant, your employment terminates or you fail to comply with the covenants contained in paragraph 4 of this Grant Document, your rights to your unvested Restricted Shares and unexercised Stock Options will cease and they will be forfeited. In the case of termination of employment, if your termination occurs in connection with the limited circumstances outlined below your grant will continue to vest notwithstanding termination, provided that you continue to satisfy the conditions described below – if you fail to comply with the conditions your rights to your Restricted Shares will cease and they will be forfeited:

(a)	Death: If you die: (1) your Restricted Shares will vest immediately and shares will be distributed to your designated beneficiary or estate as soon as possible; and (2) any unexercised Stock Options will be immediately exercisable by your designated beneficiary or your estate.

(b)	Disability or Career Retirement: If your employment is terminated as a result of Disability or if you qualify for Career Retirement (as defined below) your Restricted Shares will continue to vest and your Stock Options will continue to be and become exercisable, notwithstanding your termination provided that, (1) you do not compete with, or recruit employees from, Merrill Lynch and (2) do not violate the covenants contained in paragraph 4. If you compete with or recruit employees from Merrill Lynch or violate the covenants contained in paragraph 4 during the Vesting Period for your Restricted Shares or the exercisability period for your Stock Options, your rights to your unvested Restricted Shares and unexercised Stock Options will terminate and they will be forfeited.

To be eligible for “Career Retirement” treatment, you must fulfill the following requirements:

•	Your employment must have been terminated other than for cause, and

•	You must have completed at least 5 years of service with Merrill Lynch, and

•	Your age and service computed as full years and completed months total at least 45, or

•	At the request of Merrill Lynch, you become an employee (upon termination with ML) of a non-consolidated joint venture of ML & Co., a spin-off or a new venture company in which ML&Co. has made a substantial investment and that is expressly approved by the Head of Human Resources for Career Retirement treatment.

•	After your termination, you must not engage in any business that is in competition with the business of Merrill Lynch, recruit any Merrill Lynch employees or violate any of the covenants contained in paragraph 4 hereof.

“Disability,” under the Plan is defined as a physical or mental condition that, in the opinion of the Head of Human Resources of Merrill Lynch (or his or her functional successor), renders you incapable of engaging in any employment or occupation for which he or she is suited by reason of education or training.

(c)	Termination of Employment Due to Reduction in Force: If your employment is terminated in connection with a reduction in force, provided that, you sign and return an Agreement and Release and you comply thereafter with its terms:

(i)	your Restricted Shares will continue to vest until their Vesting Date,

(ii)	your Stock Options will continue to be and become exercisable until a date which is 30 days after the last date on which all Stock Options that have been awarded to you become 100% exercisable.

NOTE: The effect of this provision will be that your Stock Options will have an exercise period that may be considerably shorter than their original term.

(d)	Termination of Employment for Other Reasons (including cause): In the event your employment is terminated for any other reason, including if your employment is terminated by Merrill Lynch for cause, your rights to your unvested Restricted Shares and unexercisable Stock Options shall terminate and they will be forfeited. You will have 90 days (but in no event beyond the expiration date of the award) to fully exercise all exercisable Stock Options – after such 90 period has lapsed, your rights to any unexercised Stock Options shall terminate, and they shall be forfeited.

4. Conditions.

(a)	Notice Period. You agree that for the remainder of your employment, you shall provide ML&Co. with at least six months advance written notice (the “Notice Period") prior to the termination of your employment. During this Notice Period, you shall remain employed by Merrill Lynch (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. You further agree that during the Notice Period, you shall not directly or indirectly induce or solicit any client of Merrill Lynch to terminate or modify its relationship with Merrill Lynch.

(b)	Employment by a Competitor. You agree that, during the period beginning on the date of the termination of your employment and ending on the date of vesting of your Restricted Shares or Stock Options, you will not, without prior written consent from ML&Co., engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of the ML&Co. or its affiliates (a “Competitive Business”).

(c)	Non-Solicitation. You agree that you will not directly or indirectly solicit for employment any person who is or was an employee of ML&Co. or any of its affiliates at any time during the six-month period immediately preceding the date of such solicitation.

(d)	No Hire. You agree that during a period of six months following your termination, you will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which the you are associated), as an employee or independent contractor, any person who is or was an employee of the ML&Co. or any of its affiliates and who, as of the date of your termination of employment, had the title First Vice President or Managing Director or higher and reported directly to the Executive or to the Chief Executive Officer or President of the Company (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of your termination, reported directly to the Executive, CEO or President Direct Reports, provided, however, that this paragraph 4(iv) shall not apply to you, if at the time of your termination you are not a direct report to the CEO, or, the President, if any, of ML&Co. and provided further that the hiring of any person whose employment was involuntarily terminated by ML&Co. or any of its affiliates shall not be a violation of this covenant.

(e)	Non-Disparagement. You agree that you will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, ML&Co. or any of its affiliates, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Grant Document will not apply to the extent you are making truthful statements required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.

(f)	Confidential Information. You agree that following any termination of employment, you will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information (as defined below) to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning ML&Co. or any of its affiliates’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations whether alone or with others.

(g)	Confidentiality. You also agree that in the event your employment is terminated you will not disclose the circumstances of your termination to any other party, except that you may make such disclosure: on a confidential basis to your tax, financial or legal advisors, your immediate family members, or any prospective employer or business partner, provided that, in each case, such third party agrees to keep such circumstances confidential.

(h)	Cooperation. You agree to (i) provide truthful and reasonable cooperation, including but not limited to your appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to your employment or area of responsibility at Merrill Lynch or its affiliates, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide Merrill Lynch’s counsel all documents in yours possession or control relating to such regulatory or litigation matters.

(i)	Injunctive Relief. Without limiting any remedies available, you acknowledge and agree that a breach of the covenants contained in subparagraphs (a) – (d), (f) and (g) of this paragraph 4 will result in material and irreparable injury to Merrill Lynch and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, Merrill Lynch shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs (a) – (d), (f) and (g) of this paragraph 4 or such other relief as may be required specifically to enforce any of the covenants in subparagraphs (a) – (d), (f) and (g) of this paragraph 4, provided however, that Merrill Lynch shall be entitled to seek injunctive relief for violations of subparagraph (c) of this paragraph 4 only during the period beginning on the date of your termination of employment and ending on the first anniversary of that date.

5. Effect of a Change in Control of ML&Co.

If a Change of Control of ML&Co. (as defined in the Plan) occurs and your employment terminates without Cause (as defined in the Plan), or for Good Reason (as defined in the Plan), you will be paid the Fair Market Value of all of your Restricted Shares and unexercised Stock Options in cash.

6. How to Exercise Stock Options.

Your option exercise choices are described on the Human Resources section of the Merrill Lynch WorldNet at http://hr.worldnet.ml.com:1180/WN/index/1,,3465,00.html Stock Options are exercisable through the Retirement Services Group (RSG). You must open a Limited Individual Investor Account to exercise. You may submit exercise requests virtually 24 hours a day, seven days a week through the Interactive Voice Response Service (IVR) at 1-[877-637-6767]. Alternatively, participant service representatives are available to help you from at least 8:00 a.m. to 7:00 p.m. Eastern Time, on any day the New York Stock Exchange is open. Outside of the United States, you can call [609-818-8885] collect to speak to a participant service representative from 8 a.m. to Midnight Eastern Time on any day the New York Stock Exchange is open.

You may also exercise your Stock Options by visiting the Benefits On Line Web-site.

If you are a restricted person under ML&Co. policies, you request clearance from the Corporate Secretary’s Office for any exercise of Stock Options and will be prohibited from exercising your Stock Options within a blackout period. This may affect your ability to exercise Stock Options just prior to the expiration date. If you have questions regarding your status as a restricted person and the applicable blackout periods applicable to you, please contact the Corporate Secretary’s Office.